EXHIBIT 21

TRANS WORLD ENTERTAINMENT CORPORATION

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

Name of Significant Subsidiary	State of Incorporation	Subsidiary Trade Names

Media Logic USA, LLC.	New York	Media Logic USA, LLC

Record Town, Inc.	New York	Record Town, Inc.
Planet Music
The Wall
CD World
Disc Jockey
f.y.e. Games
Streetside Records
Specs
fye.com
wherehouse.com
secondspin.com
suncoast.com
samgoody.com

Record Town USA, LLC	Delaware	Record Town USA, LLC
f.y.e. (For Your Entertainment)
Coconuts
Saturday Matinee
Strawberries
f.y.e. movies
Second Spin
Wherehouse Music
On Cue
Suncoast Motion Pictures
Sam Goody

Record Town Utah, LLC	New York	Record Town Utah, LLC
f.y.e. Superstore

Movies Plus, Inc.	New York	Movies Plus, Inc.
f.y.e. Superstore

Trans World New York, LLC	New York	Trans World New York, LLC

Trans World Florida, LLC	Florida	Trans World Florida, LLC